UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On July 28, 2026, the Radoff-JEC Group issued the following press release:

Radoff-JEC Group Submits Further Improved Proposal to Acquire Seer, Inc.

Proposal Provides Stockholders $2.55 per Share in Cash, a 51% Premium to the Unaffected Share Price and 29% Premium to the Current Share Price, as Well as Potential Additional Value from the Sale of Seer’s Assets via a Contingent Value Right

Urges Seer’s Two-Member Special Committee to Conduct an Auction and Avoid Further Value Destruction Under the Leadership of Chairman and CEO Omid Farokhzad, M.D.

HOUSTON, TX--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok, who collectively own approximately 7.7% of the outstanding shares of Seer, Inc. (NASDAQ: SEER) (the “Company”), today submitted the following improved non-binding proposal to acquire the Company – their fourth such proposal – for $2.55 per share in cash plus a contingent value right.

***

July 28, 2026

Seer, Inc.

3800 Bridge Parkway, Suite 102

Redwood City, California 94065

Attn: Special Committee

Dear Members of the Special Committee,

Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”) are significant stockholders of Seer, Inc. (“Seer” or the “Company”), collectively owning approximately 7.7% of the Company’s outstanding shares.

We are pleased to submit this further improved, non-binding proposal to acquire 100% of the equity of the Company for $2.55 per share in cash (the “Acquisition”), which represents an immediate 51% premium to the Company’s unaffected share price and a 29% premium to the current share price,1 plus a contingent value right (“CVR”) representing the right for stockholders to receive 85% of the net proceeds received from any license, sale or other disposition of Seer’s business and assets, including PrognomiQ.

We would aim to make all payments under the CVR within six to 12 months of the completion of the Acquisition.

1 Unaffected price calculated as of close on April 10, 2026, the trading day immediately prior to the Radoff-JEC Group’s submission of its initial non-binding proposal to acquire the Company. Current share price as of close on July 27, 2026.

To be clear, our offer is not speculative or contingent. Our offer does not undervalue Seer or seek to drain Seer of its cash. In fact, the structure of our proposal is designed to ensure that stockholders receive full and fair value for their investment in Seer by way of a CVR providing the proceeds from an open auction process for the Company’s business and assets.

We believe our proposal offers stockholders many valuable things that the Board’s current strategy does not, including: certainty, accountability and a realistic framework for maximizing remaining value. Furthermore, our proposal does not subject stockholders to continued value destruction under the leadership of Chairman and CEO Omid Farokhzad, M.D.

Based upon our analysis, Dr. Farokhzad has destroyed more than $1 billion in investor capital across Seer, BIND Therapeutics, Selecta Biosciences, Tarveda Therapeutics and Senti Biosciences. We kindly request the Special Committee, and the Board as a whole, to consider Dr. Farokhzad’s track record at Seer and across other companies as it evaluates subjecting stockholders to continued losses and cash burn while pursuing his failed strategy.

We urge the Special Committee to fulfill its fiduciary obligations by engaging seriously with us regarding our proposal and by providing stockholders with a transparent evaluation process. Entrenchment and continued adherence to a failed operating strategy are not acceptable to stockholders. It is also not an option to accept an inferior buyout offer from Dr. Farokhzad.

Our improved offer, which is subject to limited confirmatory due diligence, does not expire until August 10, 2026 – we urge the Special Committee and its independent financial advisor to immediately engage with us and negotiate a transaction that will benefit all stockholders. We are ready to move forward and close expeditiously – once again, our proposal is not subject to any financing conditions.

Sincerely,

Bradley L. Radoff and Michael Torok

Contacts

Greg Lempel

greg@fondrenlp.com